\\4124-6931-1068 v2 May 5, 2025 Corvex Management LP 667 Madison Avenue New York, New York 10065 Attn: Keith A. Meister Ladies and Gentlemen: Vestis Corporation (the “Company”), on the one hand, and Keith A. Meister and Corvex Management LP (“Corvex,” and together with Mr. Meister, the “Corvex Group”), on the other hand, mutually agreed to the terms contained in that certain letter agreement, dated June 18, 2024 (the “Letter Agreement”). Certain capitalized terms used but not defined in this Amendment No. 1 to Nondisclosure Agreement (this “Amendment”) shall have the meanings assigned to them in the Letter Agreement. The Parties, intending to be legally bound, agree to amend the Letter Agreement as follows: 1. Standstill. The Parties hereby consent and agree to amend and replace Section 1(a)(iii) of the Letter Agreement with the following: “(iii) acquire, agree or seek to acquire, by purchase or otherwise, or make any proposal or offer to acquire, or announce any intention to acquire, directly or indirectly, beneficially or otherwise, any Voting Securities or any property, asset or business of the Company (other than securities issued pursuant to a plan established by the Board for members of the Board or a stock split, stock dividend or similar corporate action initiated by the Company with respect to any securities beneficially owned by the members of the Corvex Group and any Investor Affiliates on the date of this Amendment) if, immediately after such acquisition, the members of the Corvex Group and any Investor Affiliates, collectively, would, in the aggregate, “beneficially own” within the meaning of Rule 13d- 3 under the Exchange Act, or have economic exposure to, more than 20.0% of the outstanding shares of any class of Voting Securities (provided, that any Voting Securities beneficially owned by the Corvex Group or any Investor Affiliates that are convertible into, or exercisable or exchangeable for, Common Stock or any other class of securities of the Company entitled to vote in the election of directors of the Company shall be treated on an as-converted basis).” 2. Entire Agreement; Amendment. The Letter Agreement, together with this Amendment, contains the entire understanding of the Parties with respect to the subject matter hereof or thereof. Any previous agreements among the Parties relating to the specific subject matter hereof are superseded by the Letter Agreement and this Amendment. Neither the Letter Agreement nor any provision hereof may be amended, changed or waived except by a written instrument signed by the party against whom enforcement of any such amendment, change or waiver is sought, which shall be effective only to the extent specifically set forth in such written instrument. All references to the “Letter Agreement” in the Letter Agreement shall refer to the Letter Agreement as amended by this Amendment.

2 \\4124-6931-1068 v2 3. No Other Modifications. This Amendment shall only amend the Letter Agreement as expressly set forth herein. All other terms of the Letter Agreement shall remain in full force and effect. [Signature Page Follows]

\\4124-6931-1068 v2 If the terms of this Amendment are in accordance with your understanding, please sign below and this Amendment will constitute a binding agreement among us. VESTIS CORPORATION By: /s/ André C. Bouchard Name: André C. Bouchard Title: Executive Vice President, General Counsel and Corporate Secretary Acknowledged and agreed to as of the date first written above: CORVEX MANAGEMENT LP By: /s/ Keith A. Meister Name: Keith A. Meister Title: Managing Partner /s/ Keith A. Meister